EXHIBIT 10.51

EMPLOYMENT AGREEMENT

AGREEMENT (the “Agreement”) dated as of October 27, 2005 (the “Effective Date”), by and between Radnor Holdings Corporation (the “Company”) and Michael T. Kennedy (the “Executive”).

W I T N E S S E T H :

WHEREAS, the Executive is presently employed as Chairman of the Board of Directors (the “Board”), Chief Executive Officer and President of the Company;

WHEREAS, the Company, through its Board, considers it in the best interests of its stockholders to secure the continued employment of Executive in his present capacity, and desires to retain and continue to retain the Executive in his present employment and current positions, subject to certain terms and conditions as set forth more fully below;

WHEREAS, Executive is willing to continue his employment and remain in his current positions, subject to certain terms and conditions as set forth more fully below;

WHEREAS, the Company and the Executive entered into an Employment Agreement dated November 20, 2003, as amended by the First Amendment to Employment Agreement, dated December 15, 2003 (the “Existing Agreement”), which was to be effective upon the closing of an initial public offering of the Company’s Shares (as hereafter defined);

WHEREAS, the Company and the Executive wish to terminate the Existing Agreement and enter into this Agreement whereby the Executive will be employed by the Company in accordance with the terms and conditions stated below; and

WHEREAS, the Board (exclusive of the Executive, who has abstained from the relevant proceedings), has specifically authorized the Company to enter into this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and conditions herein set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive agree as follows:

1. Termination of Existing Agreement; Term. The Existing Agreement is hereby terminated and of no further force and effect. The initial term of this Agreement shall be effective upon the Effective Date and shall continue, unless terminated in accordance with Paragraph 4 herein or as otherwise provided in this Agreement, until the end of the calendar year following the fifth anniversary of the Effective Date (the “Initial Term”).

At the end of the Initial Term, the term of this Agreement shall be automatically extended for an additional 12 months absent written notice of non-renewal given by the Executive or the Company to the other party hereto at least 90 days prior to the relevant expiration date (the Initial Term, as may be extended, the “Term”).

2. Duties and Authority. During the Term, the Executive agrees to serve the Company as Chairman, Chief Executive Officer, President and a member of the Board. In serving in the aforementioned positions, the Executive shall report directly to the Board and shall have such authority and responsibilities as is customarily attendant to such positions and as many be specified from time to time by the Board (including without limitation, the right to consult the Board or any committee thereof on the compensation and benefits to be paid to other members of the Company’s senior management). Except as otherwise permitted by the Board, the Executive shall devote substantially all of his business time (excluding periods of vacation and sick leave) and efforts to the performance of his functions and responsibilities for the Company and its affiliates. Executive will also serve, without additional compensation, in the same positions with each subsidiary of the Company as he serves in the Company and shall serve on such boards of directors of the Company’s subsidiaries as the Board may request from time to time. Executive agrees that he will not serve on the boards of unaffiliated for-profit companies (and other entities) without the prior consent of the Board. Notwithstanding the foregoing, the Executive may manage his personal and family investments and affairs and may serve on the boards of civil and charitable organization, provided that such activities do not unreasonably interfere with his duties and responsibilities hereunder.

3. Place of Performance. In connection with his employment during the Term, unless otherwise agreed in writing by the Executive, the Executive shall be principally employed at the Company’s headquarters in Radnor, Pennsylvania. The Executive will undertake reasonable business travel on behalf of the Company, at Company expense, as provided hereinbelow.

4. Compensation and Benefits. In full consideration for all services rendered by the Executive during the Term, the Executive will receive the following compensation and benefits:

a. Base Salary. Subject to the following two sentences, the Executive shall receive an annual base salary of two million dollars ($2,000,000) commencing on January 1, 2006 (as may be modified in this Section 4(a), the “Base Salary”) payable in accordance with the customary payroll practices of the Company. Effective upon the completion of a Qualified IPO (as hereafter defined), Base Salary shall be reduced, on a prospective annual basis, to one million dollars ($1,000,000). Qualified IPO means the initial firm commitment underwritten public offering by the Company of shares of its common stock (the “Shares”) pursuant to a registration statement under the Securities Act of 1933, which results in aggregate proceeds to the Company of at least $50.0 million (before deducting underwriting discounts and commissions and offering expenses).

b. Annual Bonus. All bonuses payable during, or in respect of, the Term shall be set by the Committee based upon reasonable performance criteria established by such Committee no later than March 31 of the year to which it relates and after consultation with the Executive. For calendar year 2005, the Executive shall be eligible to receive an annual bonus in accordance with the 2005 CEO Bonus Plan approved by the Committee on March 30, 2005, a copy of which is attached as Exhibit A (the “2005 Bonus Plan”). Amounts payable to Executive under the 2005 Bonus Plan, if any, shall be paid not later than March 31, 2006. Except as provided in the following sentence, for calendar year 2006 and all subsequent years during the Term, the executive shall be eligible for a target bonus equal to not less than 100% of Base Salary, subject to such criteria as shall be approved annually by the Committee. With respect to each target bonus award for calendar year 2006 and subsequent calendar years, 80% of such target bonus opportunity shall be based upon achievement of predetermined financial goals and 20% of such target bonus opportunity shall be based upon subjective criteria, in each case as determined by the Committee. Attached as Exhibit B are the financial goals established by the Committee for calendar year 2006. Notwithstanding the foregoing provisions of this Section 4(b), following the completion of a qualified IPO, the target bonus shall be not less than 200% of Base Salary (prorated for the calendar year in which the Qualified IPO occurs), subject to approval by the Committee, after consultation with such outside advisors (including, without limitation, a nationally recognized compensation consulting firm and/or nationally recognized law firm) as the Committee deems necessary or appropriate. All annual bonuses shall be paid no later than the time annual bonuses are paid generally to other senior executives of the Company, but in no event later than March 31 of the calendar year following the calendar year in respect of which such bonus was earned. The Committee shall have the right to determine whether any bonus which may become payable to Executive shall be payable in the form of cash or Shares. If the Term is not extended for any reason, Executive shall be eligible to receive any bonus earned in respect of such final year of employment even if he is no longer employed on the date of payment of such bonus.

c. Equity Grants. The Executive shall be eligible to receive equity grants (including, without limitation, restricted Shares and stock options) during the Term in such form and amount and on such terms as the Committee, as applicable, shall determine. The Committee shall consider, at least annually as part of its annual review of the Executive’s compensation, whether the Executive shall receive an equity grant for that year.

d. Expense Reimbursement. The Company will reimburse the Executive for all business and travel expenses reasonably incurred in the performance of the Executive’s duties in accordance with the Company’s standard procedures in effect for the senior most executives of the Company and consistent with past practice.

e. Employee and Executive Benefits. In addition to the compensation described in this Section 4 and subject to all of the provisions of this Section 4, the Company will make or cause to be made available to the Executive and his spouse and other eligible dependents, subject to the terms and conditions of the applicable plans, including, without limitation, the eligibility rules, participation in all employee pension, health, welfare and benefit plans, including all 401(k) plans, employee retirement income and welfare benefit policies, plans, programs, or arrangements, in which senior executives of the Company participate from time to time, including any stock purchase, savings, pension, supplemental executive retirement or other retirement income or welfare benefit, disability, salary continuation, and any other deferred compensation, group and/or executive life, health, medical/hospital, or other insurance (whether funded by actual insurance or self-insured by the Company or an affiliate), expense reimbursement, or other employee benefit policies, plans, programs, or arrangements. Nothing paid to the Executive under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the Base Salary payable to the Executive pursuant to Section 4(f). Any payments or benefits payable to the Executive under this Section 4(e) in respect of any calendar year during which the Executive is employed by the Company for less than the entire such year shall, unless otherwise provided in the applicable plan or arrangement, be prorated in accordance with the number of days in such calendar year during which he is so employed.

f. Vacation and Benefits. During the Term, the Executive shall be entitled to vacation, paid holidays and other personal days in such amounts as shall be available under the Company’s normal vacation policies applicable to senior executives (but not less than six weeks vacation per annum), as in effect from time to time, such vacation to be taken in accordance with such normal vacation policies; and the Executive shall be entitled to the perquisites and other fringe benefits made available to senior executives of the Company, commensurate with his position and level of responsibility with the Company, and to such other perquisites and fringe benefits as currently provided to him on the date of execution of this Agreement consistent with past practice.

g. Office and Support Staff. During the Term, the Executive shall be entitled to an appropriate office and furnishings and other appointments, and to secretarial and other assistance, as provided to other key employees of the Company and otherwise commensurate with his positions, duties and responsibilities hereunder.

5. Termination of the Executive’s Employment.

a. Death. Upon a termination of Executives’ employment due to his death, the Executive’s estate shall be entitled to (i) any accrued but unpaid annual bonus for the calendar year prior to the calendar year in which such termination is effective and the target annual bonus for the year in which death occurs prorated to the date of employment termination (or, if no target bonus has been established, the most recent bonus paid or awarded); and (ii) all accrued but unpaid Base Salary, vacation days and benefits to the date of employment termination, including, but no limited to, entitlements under the Company’s retirement, disability and life insurance plans, if any.

b. Disability. If, as a result of the Executive’s incapacity due to physical or mental illness (a “Disability”), the Executive shall have been absent from his duties hereunder on a full-time basis for the entire period of six consecutive months, and within thirty (30) days after written notice of termination is given (which may occur before or after the end of such six-month period) the Executive shall not have returned to the performance of his duties hereunder on a full-time basis, the Company may terminate the Executive’s employment hereunder. Upon a termination of Executive’s employment due to Disability, the Executive or his legal representative, as the case may be, shall be entitled to (i) any accrued but unpaid annual bonus for the calendar year prior to the calendar year in which such termination is effective and the target annual bonus for the year in which Executive’s termination due to disability occurs prorated to the date of employment termination (or, if no target bonus has been established, the most recent bonus paid or awarded); and (ii) all accrued but unpaid Base Salary, vacation days and benefits to the date of employment termination, including, but no limited to, entitlements under the Company’s retirement, disability and life insurance plans, if any.

c. For Cause/Without Good Reason. If the Executive’s employment is terminated by the Company for Cause (as defined below) or by the Executive without Good Reason (as defined in Section 5(d) below), the Executive shall receive all accrued but unpaid Base Salary and benefits to the date of employment termination, including any accrued but unpaid annual bonus for the calendar year prior to the calendar year in which such termination is effective. For purposes hereof, “Cause” shall be defined as (i) the Executive’s conviction of a felony under the laws of the United States or any state thereof or any other jurisdiction in which the Company or any of its affiliates conducts business or the entering of a plea of nolo contendere to such a felony charge; and (ii) Executive’s gross negligence or willful misconduct which is materially injurious to the financial condition of the Company. For purposes of this Section, no act or failure to act on the part of the Executive shall be deemed “willful” if it was due primarily to an error in judgment or negligence, but shall be deemed “willful” only if done or omitted to be done by the Executive not in good faith and without reasonable belief that the Executive’s action or omission was in the best interest of the Company. The Executive shall have thirty (30) days following the receipt of notice from the Company of the existence of circumstances constituting Cause (under clause (ii) of the preceding sentence) to correct such circumstances. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Cause hereunder unless and until (1) there shall have been delivered to the Executive a written notice from the Company stating that it has determined that the Executive had committed an act constituting Cause as herein defined and specifying the particulars thereof in detail, (2) the Executive shall have had the opportunity to appear before the Board (with counsel if he so elects) to respond to such particulars and (3) at least 75% of the members of the Board (not including the Executive ) shall have voted to terminate his employment for Cause. Nothing herein will limit the right of the Executive or the Executive’s beneficiaries to contest the validity or propriety of any such determination.

d. Without Cause/Good Reason Termination. If the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason, then, subject to execution by the Company and the Executive of customary releases of the other party hereto on mutually satisfactory terms agreed to in good faith by the Company and the Executive, the Executive shall be entitled to the following:

i. all accrued, but unpaid Base Salary through the date of termination, plus two times the Executive’s then-current Base Salary (increased to three times if Executive’s employment termination occurs within two years following a Change of Control), such amount to be payable in a lump sum within five business days following Executive’s termination of employment;

ii. two times the Executive’s target bonus (or, if no such target bonus award has been established for such year, the most recent annual bonus paid or awarded to the Executive) amount (increased to three times if Executive’s employment termination occurs within two years following a Change of Control), such amount to be payable in a lump sum within five business days following Executive’s termination of employment;

iii. all accrued, but unpaid entitlements and benefits from the Company, including, but no limited to, entitlements under the Company’s retirement, deferred compensation, disability and life insurance plan and programs, if any, payable in accordance with the respective terms of such plans and programs; and

iv. at the Company’s expense, full benefit coverage for the Executive, his spouse and other eligible dependents under each of the Company’s medical, dental, life insurance, disability, accidental death and dismemberment and other Executive welfare plans and programs in which Executive, his spouse and such dependents were participating at the time of Executive’s termination of employment for a period of two years (increased to three years’ coverage if Executive’s employment termination occurs within two years following a Change of Control) from the date of Executive’s termination, provided that if the Company’s health and welfare programs do not permit continuation of coverage for the Executive, his spouse or any eligible dependents, such individuals will be provided with comparable insurance (determined on an after-tax basis) at the Company’s expense.

“Good Reason” shall be defined as (i) any reduction in Executive’s base salary or any material reduction in Executive’s annual bonus opportunity; (ii) a substantial diminution of the Executive’s position, including status, offices, titles and reporting relationships; (iii) a relocation of the Company’s office by more than 35 miles; (iv) the breach by the Company of any material terms of the employment agreement; (v) the Company’s failure to obtain the express written assumption of Executive’s employment agreement by any successor to the Company; and (vi) the Executive’s voluntary termination of employment for any reason within a 60-day window period commencing upon the first anniversary of a Change of Control (as defined below); provided, however that “Good Reason”, for purposes of clauses (i) – (v) of this sentence, shall not include any event as to which the Executive has directly consented in writing in advance of the occurrence thereof.

e. Change of Control. For purposes hereof, a “Change of Control” shall be deemed to have occurred upon the occurrence of one or more of the following events:

i. the purchase or other acquisition by any person, entity, or group of persons, within the meaning of section 13(d) or 14(d) of the Exchange Act or any comparable successor provisions (excluding, for this purpose, (A) the Company, (B) any employee benefit plan sponsored or maintained by the Company or any corporation controlled by the Company, and (C) the Executive or his family, including any trust established for the benefit of the Executive or his family and further including any person, entity or group who has made such purchase or acquisition from the Executive, his family or any trust established for the benefit of the Executive of his family), of beneficial ownership (within the meaning of Rule 10(d)-3 promulgated under the Exchange Act) of 30% or more of either the outstanding Stock or the combined voting power of the Company’s then outstanding Shares entitled to vote generally. For purposes of the foregoing, the term “family” shall include the following persons: spouse, child and any other lineal descendant;

ii. the consummation of a reorganization, merger, or consolidation the effect of which in each case, is that the persons who were stockholders of the Company immediately prior to such reorganization, merger or consolidation will not, immediately thereafter, own more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated Company’s then outstanding securities;

iii. a liquidation or dissolution of the Company;

iv. the sale of all or substantially all of the Company’s assets to an unrelated third party; or

v. during any period of two consecutive years (not including any period prior to 90 days following the consummation by the Company of its initial public offering), individuals who at the beginning of such period constitute the Board and any new director designated by a person, group or entity who has entered into an agreement with the Company to effect a transaction described in clause (i), (ii) or (iv) of this Section 5(e)) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof.

6. Certain Additional Payments by the Company.

a. Subject to Section 6(h) hereof, if it is determined (as hereafter provided) that any payment or distribution by the Company, any person whose actions result in a Change of Control or any affiliate of the Company or such persons, to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program, or arrangement, including, without limitation, any stock option, stock appreciation right, or similar right, or the lapse or termination of any restriction on or the vesting or exercisability of any of the foregoing (each a “Payment”, and all such Payments, excluding the Gross-Up Payments (as defined below), the “Total Payments”)), would be subject to the excise tax imposed by Section 4999 of the Code (or any successor provision thereto) by reason of being considered “contingent on a change in ownership or control” of the Company, within the meaning of Section 280G of the Code (or any successor provision thereto) or to any similar tax imposed by state or local law, or any interest or penalties with respect to such tax or taxes, together with any such interest and penalties, are hereafter collectively referred to as the “Excise Tax”), then the Executive will be entitled to receives an additional payment or payments (collectively, a “Gross-Up Payment”) in an amount such that, after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

b. Subject to the provisions of Section 6(f) hereof, all determinations required to be made under this Section 6, including whether an Excise Tax is payable by the Executive and the amount of such Excise Tax and whether a Gross-Up Payment is required to be paid by the Company to the Executive and the amount of such Gross-Up Payment, will be made by a nationally recognized firm of certified public accountants (the “Accounting Firm”) selected by the Executive in his sole discretion. The Executive will direct the Accounting Firm to submit its determination and detailed supporting calculations to both the Company and the Executive within 15 calendar days after the Executive’s termination, if applicable, and any other such time or times as may be requested by the Company or the Executive. If the Accounting Firm determines that any Excise Tax is payable by the Executive, the Company will pay the required Gross-Up Payment to the Executive within five business days after receipt of such determination and calculations with respect to any Payment to the Executive. If the Accounting Firm, after taking into account Section 6(h) of this Agreement, determines that no Excise Tax is payable by the Executive, it will, at the same times as it make such determination, furnish the Company and the Executive an opinion that the Executive has substantial authority not to report any Excise Tax on the Executive’s federal, state, local income or other tax return. Any determination by the Accounting Firm as to the amount of the Gross-Up Payment will be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code (or any successor provision thereto) and the possibility of similar uncertainty regarding applicable state or local tax law at the time of any determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments that will not have been made by the Company should have been made (an “Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts or fails to pursue its remedies pursuant to Section 6(f) hereof and the Executive thereafter is required to make a payment of any Excise Tax, the Executive will direct the Accounting Firm to determine the amount of the Underpayment, if any, that has occurred and to submit its determination and detailed supporting calculations to both the Company and the Executive as promptly as possible. Any such Underpayment will be promptly paid by the Company to, or for the benefit of, the Executive within five (5) business days after receipt of such determination and calculations.

c. The Company and the Executive will each provide the Accounting Firm access to and copies of any books, records, and documents in the possession of the Company or the Executive, as the case may be, reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determinations and calculations contemplated by Section 6(b) hereof.

d. The federal, state, and local income or other tax returns filed by the Executive will be prepared and filed on a consistent basis with the determination of the Accounting Firm with respect to the Excise Tax payable by the Executive. The Executive will make proper payment of the amount of any Excise Tax, and at the request of the Company, provide to the Company true and correct copies (with any amendments) of the Executive’s federal income tax return as filed with the Internal Revenue Service and corresponding state and local tax returns, if relevant, as filed with the applicable taxing authority, and such other documents reasonably requested by the Company, evidencing such payment. If prior to the filing of the Executive’s federal income tax return, or corresponding state or local tax return, if relevant, the Accounting Firm determines that the amount of the Gross-Up Payment should be reduced, the Executive will within five (5) business days pay to the Company the amount of such reduction.

e. The fees and expenses of the Accounting Firm for its services in connection with the determinations and calculations contemplated by Sections 6(b) and (d) hereof will be borne by the Company.

f. The Executive will notify the Company in writing of any claim by the Internal Revenue Service or other taxing authority that, if successful, would require the payment by the Company of a Gross-Up Payment. Such notification will be given as promptly as practicable, but no later than ten (10) business days after the Executive actually receives notice of such claim and the Executive will further apprise the Company of the nature of such claim and the date on which such claim is requested to be paid (in each case, to the extent known by the Executive). The Executive will not pay such claim prior to the earlier of (a) the expiration of the 30-calendar-day period following the date on which the Executive gives such notice to the Company, and (b) the date that any payment of amount with respect to such claim is due. If the Company notifies the Executive in writing prior the expiration of such period that it desires to contest such claim, the Executive will:

i. provide the Company with any written records or documents in the Executive’s possession relating to such claim reasonably requested by the Company;

ii. take such action in connection with contesting such claim as the Company will reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney competent in respect of the subject matter and reasonably selected by the Company;

iii. cooperate with the Company in good faith in order to effectively contest such claim; and

iv. permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company will bear and pay directly all costs and expenses (including interest and penalties) incurred in connection with such contest and will indemnify and hold harmless the Executive, on an after-tax basis, from and against any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limiting the foregoing provisions of this Section 6(f), the Company will control all proceedings taken in connection with the contest of any claim contemplated by this Section 6(f) and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim (provided, however, that the Executive may participate therein at the Executive’s own cost and expense) and may, at its option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction, and in one or more appellate courts, as the Company will determine; provided, however, that if the Company directs the Executive to pay the tax claimed and sue for a refund, the Company will advance, to the extent any such advancement is not in violation of any law applicable to the Company, the amount of such payment to the Executive on an interest-free basis and will indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income or other tax, including interest or penalties with respect thereto, imposed with respect to such advance; and provided further, however, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which the contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of any such contested claim will be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive will be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

g. If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 6(f) hereof, the Executive receives any refund with respect to such claim, the Executive will (subject to the Company’s complying with the requirements of Section 6(f) hereof) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after any taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 6(f) hereof, a determination is made that the Executive will not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial or refund prior to the expiration of thirty (30) calendar days after such determination, then such advance will be forgiven and will not be required to be repaid and the amount of such advance will offset, to the extent hereof, the amount of the Gross-Up Payment required to be paid by the Company to the Executive pursuant to this Section 6.

h. Notwithstanding the foregoing provisions of this Section 6, if it shall be determined that the Executive is entitled to a Gross-Up Payment, but the Total Payments do not exceed 110% of the greatest amount (the “Reduced Amount”) that could be paid to the Executive such that the receipt of the Total Payments would not give rise to any Excise Tax, then no Gross-Up Payment shall be made to the Executive and the Total Payments, in the aggregate, shall be reduced to the Reduced Amount. If a reduction is so required, the Executive and the Company shall determine, after consultation, which payments and or benefits shall be waived, reduced or forfeited to accomplish the reduction with the intention of providing the greatest possible after-tax benefit to the Executive.

7. Registration Rights.

a. Demand Registration Rights. From and after the date hereof, on two occasions, if the Company shall receive written notice from the Executive which:

i. requests that the Company take action to effect any registration with respect to any Shares now owned or hereafter acquired by the Executive; and

ii. specifies the number of proposed Shares intended to be offered and sold for the account of the Executive, and describes the proposed nature or method of the offer and sale of such Shares.

then, subject to the conditions, qualifications and limitations set forth in a registration rights agreement, to be entered between the Company and the Executive (the “Registration Rights Agreement”), the Company shall cause to be prepared and filed, and use its best efforts to cause to become effective under the Securities Act of 1933, as amended (the “1933 Act”), and to be maintained in effect for a period of not less than sixty (60) days, a registration statement (including a related prospectus) in such applicable form under the 1933 Act as the Company, in its sole discretion, determines to be appropriate, covering the public offer and sale of the number of Shares specified in the notice. Notwithstanding anything to the contrary herein, the foregoing rights shall not apply to any

Shares if such notice is first provided by the Executive at any time two years or more following the date of the termination of the Executive’s employment for any reason whatsoever.

b. Piggyback Registration Rights.

i. The Registration rights Agreement shall also provide that, if the Company proposes at any time to file with the SEC a registration statement under the 1933 Act on Form S-1, S-2 or S-3 or other comparable form relating to the sale of common stock by the Company or any affiliate thereof (other than through the distribution of rights to purchase common stock to its stockholders generally), then the Company shall give written notice to the Executive at least fifteen (15) days prior to the filing of such registration statement of its intention to do so.

ii. Subject to the conditions, qualifications and limitations set forth in the Registration rights Agreement, if the Executive delivers a written notice to the Company, within ten (10) days after delivery of the foregoing notice, of his desire to have any of the Shares included in a registration statement, such shares shall be included in any registration statement so filed and shall not constitute an occasion on which the Executive requests the Company to take action to effect any registration with respect to any Shares now owned or hereafter acquired by the Executive, pursuant to an option or otherwise, as provided by Section 7(a).

8. Restrictive Covenants.

a. Acknowledgement. The Executive agrees and acknowledges that in the course of rendering services to the Company and its client and customers he has acquired and will acquire access to and become acquainted with confidential information about the professional, business and financial affairs of the Company, its subsidiaries and affiliates that is non-public, confidential or proprietary in nature. The Executive acknowledges that the Company is engaged in a highly competitive business and the success of the Company in the marketplace depends upon its good will and reputation for quality and dependability. The Executive agrees and acknowledges that reasonable limits on his ability to engage in activities competitive with the Company are warranted to protect its substantial investment in developing and maintaining its status in the marketplace, reputation and good will. The Executive recognizes that in order to guard the legitimate interests of the Company, it is necessary for it t protect all confidential information. The existence of any claim or cause of action by Executive against the Company shall not constitute and shall not be asserted as a defense to the enforcement by the Company of this Agreement.

b. Confidentiality. The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any affiliated companies, and their respective businesses, which shall have been obtained by Executive during the Executives’ employment by the

Company and which shall not be or become public knowledge. During the Term and after termination of Executive’s employment with the Company, the Executive shall not, without the prior written consent of the Company or as otherwise may be required by law or legal process (provided, that the Executive shall give the Company reasonable notice of such process, and the ability to contest it), communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. The Executive also agrees that upon leaving the Company’s employ, he will not take with him, and he will surrender to the Company, any record, list, drawing, blueprint, specification or other document or property of the Company, its subsidiaries and affiliates, together with any copy and reproduction thereof, mechanical or otherwise, which is of a confidential nature relating to the Company, its subsidiaries and affiliates, or, without limitation, relating to its or their method of distribution, client relationships, marketing strategies or any description of formulae or secret processes, or which was obtained by Executive or entrusted to Executive during the course of his employment with the Company.

c. Noncompetition. The Executive agrees that during the Term of his employment with the Company and for a period of one year after Executive’s termination of employment with the Company, he will not engage in competition with the Company. For purposes of Executive’s employment agreement, “Competition” shall mean (i) becoming directly involved, as an owner, principal, employee, officer, director, independent contractor, consultant, representative, stockholder, agent, advisor, lender, or in any other capacity, with an entity located in the United States which competes directly with any product line of or service offered by the Company which is material to the business of the Company; provided, that, in no event shall ownership of less than 5% of the outstanding capital stock entitled to vote for the election of directors of a publicly-traded company, in and of itself, be deemed Competition.

d. Nonsolicitation. The Executive agrees that during the Term of his employment with the Company and for a period of one year after Executive’s termination of employment with the Company, he will not, either alone or in concert with others, and will not cause another in any such case directly or indirectly, (i) to recruit, solicit or induce any Company employees to terminate their employment with the Company or (ii) to solicit the business of, do business with, or seek to do business with , any client of the Company.

e. Nondisparagement. The Company and the Executive shall refrain from making any statements or taking any action which has the effect of demeaning the name or reputation of the other, or which is injurious, or could reasonably be expected to be injurious, to the best interests (economic or otherwise) of the other. For the purposes of this Section 8(e), the Company shall be deemed to include its directors and executive officers.

f. Modification. If at any time there is a judicial determination by any court of competent jurisdiction that the time period, geographical scope, or any other restriction contained in this Paragraph 6 is unenforceable against the Executive, the provision of this Paragraph 6 shall not be deemed void but shall be deemed amended to apply as to such maximum time period, geographical scope and to such other maximum extent as the court may judicially determine or indicate to be enforceable.

g. Change of Control/Restriction Inapplicable. Notwithstanding the foregoing, the provisions of Section 8(c) and 8(d) above will not apply in the event that the Executive is terminated following a Change of Control.

9. Proposed Amendments. If, in connection with a qualified IPO, the Board of Directors or the Committee (after consultation with the underwriters for the Qualified IPO or such outside advisors (including, without limitation, a nationally recognized compensation consulting firm and/or nationally recognized law firm) as the Committee deems necessary or appropriate) recommend amendments to this Agreement, the Executive will consider all such recommendations in good faith.

10. Miscellaneous.

a. Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon actual receipt:

To the Company:

Radnor Holdings Corporation

Radnor Financial Center

150 Radnor Chester Road

Suite A300

Radnor, PA 19087

To the Executive:

Michael Kennedy

______________________

______________________

b. Legal Fees. The Executive shall be reimbursed for all reasonable legal fees and expenses incurred by him in seeking to enforce his rights and entitlements under this Agreement or in defending any legal proceeding or arbitration brought against him by the Company hereunder provided that he prevails on any material issue which is a subject of determination in such legal proceeding or arbitration. In addition, the Company shall pay directly or reimburse the Executive for all reasonable legal fees and expenses incurred by the Executive in connection with the preparation and negotiation of this

Agreement, provided that such payment or reimbursement obligation shall not exceed $25,000 in the aggregate.

c. Entire Agreement. This Agreement supersedes any and all existing agreements between the Executive and the Company relating to the terms and conditions of the Executive’s employment.

d. Amendments and Waivers. No provisions of this Agreement may be amended, modified, waived or discharged except as agreed to in writing by the Executive and the Company. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion will not be considered a waiver thereof or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

e. Successors. This Agreement shall be binding upon and inure to the benefit of the Executive and the Company and its successors and permitted assigns. Neither this Agreement nor any of the rights of the parties hereunder may be assigned by either party hereto except that the Company may assign its rights and obligations hereunder to a corporation or other entity that acquires substantially all of its assets. Any assignment or transfer of this Agreement in violation of the foregoing provisions will be void.

f. Indemnification. The Executive shall be indemnified and held harmless by the Company, or its successors or assigns, from and against any losses, claims, damages, liabilities or actions, to the fullest extent permitted by law. The Company shall maintain directors and officers liability insurance for the benefit of the Executive on a basis no less favorable than the basis on which it generally maintains such insurance for the benefit of other executives of the Company.

g. Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Pennsylvania applicable to agreements made and/or to be performed in that state, without regard to any choice of law provisions thereof.

h. No Setoff. The amount of any payment or benefit provided for in Section 4 shall not be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits, by setoff against any amount claimed to be owned by the Executive to the Company, or otherwise.

i. Mitigation. The Executive shall have no duty to mitigate any amounts payable or benefits provided under this Agreement by seeking other employment or otherwise.

j. Withholding of Taxes. The Company is authorized to withhold from any benefit provided or payment due hereunder the amount of withholding taxes due any federal, state, or local authority in respect of such benefit or payment and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such withholding taxes.

k. Severability. If any provision of this Agreement is invalid or unenforceable, the balance of this Agreement will remain in effect, and if such provision is inapplicable to any person or circumstance, it will nevertheless remain applicable to all other persons and circumstances.

l. Effectiveness. This Agreement shall become effective on and as of the Effective Date. The respective rights of the parties hereunder shall survive the termination of the Executive’s employment.

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m. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

EXECUTIVE

/s/ Michael T. Kennedy
MICHAEL T. KENNEDY

RADNOR HOLDINGS CORPORATION

By:	/s/ R. Radcliffe Hastings
Name:	R. Radcliffe Hastings
Title:	Executive Vice President

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